Exhibit 4.5

CP Ships Limited

EMPLOYEE STOCK OPTION PLAN

Effective October 1, 2001

As amended and re-stated on April 17, 2002

ARTICLE 1 - PURPOSE OF THE PLAN	3
1.1 Purpose	3
ARTICLE 2 - DEFINITIONS AND INTERPRETATION	3
2.1 Definitions	3
2.2 Interpretation	6
ARTICLE 3 - GENERAL PROVISIONS OF THE PLAN	6
3.1 Administration	6
3.2 Shares Reserved	7
3.3 Eligibility	7
3.4 Limits with respect to Insiders	7
3.5 Non-Exclusivity	7
3.6 Amendment of Plan, Options and Restricted Shares	7
3.7 Compliance with Laws and Stock Exchange Rules	8
ARTICLE 4 - GRANT OF OPTIONS	8
4.1 Grants of Options	8
4.2 Option Agreement	8
4.3 Exercise Price	9
4.4 Time of Exercise	9
4.5 Expiry Date	9
4.6 Grants of SARs	10
4.7 Early Expiry	10
4.8 Limited Assignment	11
4.9 No Rights as Shareholder or to Remain an Eligible Person; Status of Consultants	12
4.10 Adjustments	12
4.11 Change of Control	13
4.12 Former Canadian Pacific Limited Optionholders	14
ARTICLE 5 - EXERCISE OF OPTIONS	14
5.1 Manner of Exercise	14
5.2 Delivery of Share Certificate	14
5.3 Cashless Exercise	14
5.4 Withholding	15
ARTICLE 6 - RESTRICTED SHARES	15
6.1 Allocation of Restricted Shares	15
6.2 Early Expiry	15
6.3 Assignment and Transfer	16
6.4 No rights as Shareholder or to remain an Eligible Person	16
6.5 Adjustments	16
6.6 Change of Control	16
6.7 General	17

SCHEDULE A — FORM OF OPTION AGREEMENT	18
SCHEDULE B — FORM OF NOTICE OF EXERCISE	20

ARTICLE 1 -
PURPOSE OF THE PLAN

1.1   Purpose

The purpose of the CP Ships Limited Employee Stock Option Plan is to assist and encourage officers, employees and Consultants of the Corporation and its Subsidiaries to work towards and participate in the growth and development of the Corporation and its Subsidiaries by granting Options, SARs and/or Restricted Shares to such persons.

ARTICLE 2 -
DEFINITIONS AND INTERPRETATION

2.1   Definitions

For the purposes of this Plan, the following terms will have the following meanings:

(a)	“Board” means the board of directors of the Corporation, and is deemed to mean any compensation committee of the Board in the circumstances described in section 3.1(a)(iii);

(b)	“Cause” means:

(i)	the continued failure by the Grantee to substantially perform his or her duties in connection with his or her employment by, or service to, the Corporation or any Subsidiary (other than as a result of physical or mental illness) after the Corporation or Subsidiary has given the Grantee reasonable written notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Grantee in any act which is injurious to the Corporation or its reputation, financially or otherwise;

(iii)	the engaging by the Grantee in any act resulting or intended to result, directly or indirectly, in personal gain to the Grantee at the expense of the Corporation;

(iv)	the conviction of the Grantee by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude by the Grantee in connection with the business of the Corporation; or

(v)	any other conduct that constitutes cause at common law;

(c)	“Change of Control” means:

(i)	the initial acquisition by any person, or any persons acting jointly or in concert (as determined by the Securities Act (Ontario)), whether directly or indirectly, of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Corporation;

(ii)	an amalgamation, arrangement or other form of business combination of the Corporation with another corporation which results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)	a sale, disposition, lease or exchange to or with another person or persons (other than a Subsidiary) of property of the Corporation representing 50% or more of the net book value of the assets of the Corporation, determined as of the date of the most recently published audited annual or unaudited quarterly interim financial statements of the Corporation; or

(iv)	a change in the composition of the Board over any twelve month period such that more than 50% of the persons who were directors of the Corporation at the beginning of the period are no longer directors at the end of the period, unless such change is a consequence of normal attrition;

(d)	“Common Shares” means common shares of the Corporation;

(e)	“Consultant” means a person engaged to provide ongoing management or consulting services for the Corporation or any Subsidiary;

(f)	“Corporation” means CP Ships Limited, and any successor corporation thereto;

(g)	“Date of Termination” means the actual date of termination of employment of the Grantee or termination of the Grantee’s contract as a Consultant, and excludes any period during which the Grantee is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of termination;

(h)	“Eligible Person” means any officer, employee or Consultant of the Corporation or any Subsidiary, and also includes a Family Trust, Personal Holding Corporation, Retirement Trust and the persons holding the Options described in section 4.12;

(i)	“Exercise Price” means the price per Common Share at which Common Shares may be subscribed for by an Grantee pursuant to a particular Option Agreement;

(j)	“Expiry Date” means the date on which an Option expires pursuant to the Option Agreement relating to that Option;

(k)	“Family Trust” means a trust, of which at least one of the trustees is an Eligible Person and the beneficiaries of which are one or more of the Eligible Person and the spouse, minor children and minor grandchildren of the Eligible Person;

(l)	“Grant Date” means the date on which an Option or Restricted Share is granted, being the date that the Board resolves to grant the Option or Restricted Share, unless the Board resolves to ratify Options or Restricted Shares granted on an earlier date or to delay the grant of Options or Restricted Shares to a later date, in which case the Grant Date will be such earlier or later date;

(m)	“Grantee” means an Eligible Person to whom an Option or Restricted Share has been granted or allocated;

(n)	“Insider” means:

(i)	an insider as defined in the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(ii)	an associate, as defined in the Securities Act (Ontario), of any person who is an insider by virtue of (i) above;

(o)	“Notice of Exercise” means a notice, substantially in the form of the notice set out in Schedule B to this Plan, from an Optionholder to the Corporation giving notice of the exercise or partial exercise of an Option previously granted to the Optionholder;

(p)	“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan, and includes any related SARs;

(q)	“Option Agreement” means an agreement, substantially in the form of the agreement set out in Schedule A to this Plan, between the Corporation and an Eligible Person setting out the terms of an Option granted to the Eligible Person;

(r)	“Optioned Shares” means the Common Shares that may be subscribed for by an Grantee pursuant to a particular Option Agreement;

(s)	“Optionholder” means an Eligible Person to whom an Option has been granted;

(t)	“Personal Holding Corporation” means a corporation that is controlled by an Eligible Person and the shares of which are beneficially owned by the Eligible Person and the spouse, minor children or minor grandchildren of the Eligible Person;

(u)	“Plan” means this Employee Stock Option Plan of the Corporation, as amended from time to time;

(v)	“person” has the meaning ascribed to such term in the Securities Act (Ontario);

(w)	“Restricted Period” means the period beginning on the date of an allocation of Restricted Shares to an Eligible Person and ending on the date on which all restrictions on the transfer or resale of such Restricted Shares, or any other restrictions affecting such Restricted Shares, shall expire.

(x)	“Restricted Share” means a Common Share allocated to an Eligible Person pursuant to the terms of the Plan and subject to the restrictions imposed by the Board at the time of the allocation.

(y)	“Retirement Trust” means a trust governed by a registered retirement savings plan or a registered retirement income fund established by and for the benefit of an Eligible Person;

(z)	“SAR” means a share appreciation right granted to an Eligible Person pursuant to the terms of the Plan;

(aa)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to one or more Eligible Persons, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise; and

(bb)	“Subsidiary” means any corporation that is a subsidiary of the Corporation as defined in the Securities Act (Ontario).

2.2   Interpretation

(a)	Time shall be the essence of this Plan.

(b)	Words denoting the singular number include the plural and vice versa and words denoting any gender include all genders.

(c)	This Plan and all matters to which reference is made herein will be governed by and interpreted in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

ARTICLE 3 -
GENERAL PROVISIONS OF THE PLAN

3.1   Administration

(a)	The Plan will be administered by:

(i)	the Board;

(ii)	if determined by the Board, by a compensation committee of the Board consisting of not less than three directors; or

(iii)	if determined by the Board (or a compensation committee of the Board), by the Chief Executive Officer of the Corporation with respect to Options granted to Eligible Persons at the commencement of the employment or engagement of such Eligible Persons with or by the Corporation or any Subsidiary.

If a compensation committee is appointed to administer the Plan, references in this Plan to the Board will, where appropriate, be deemed to be references to the compensation committee. If the Chief Executive Officer of the Corporation is appointed to administer the Plan with respect to Options or Restricted Shares granted to Eligible Persons at the commencement of their employment or engagement, then the Options or Restricted Shares so granted shall be conditional on subsequent ratification by the Board.

(b)	Subject to the limitations of the Plan, the Board has the authority to:

(i)	determine which Eligible Persons are to be granted Options and Restricted Shares and grant Options and Restricted Shares to those Eligible Persons:

(ii)	determine the terms of such Options and the restrictions imposed on such Restricted Shares;

(iii)	prescribe the form of Option Agreement and Notice of Exercise with respect to a particular Option, if other than substantially as set forth in Schedules A and B to this Plan; and

(iv)	interpret the Plan and determine all questions arising out of the Plan and any Options and Restricted Shares granted pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation, Eligible Persons, Grantees and all other affected persons.

3.2   Shares Reserved

(a)	The maximum number of Common Shares that may be reserved for issuance under the Plan is 6,000,000. The maximum number of Common Shares will be reduced as Options are exercised and the Common Shares so reserved are issued upon the exercise of Options or the expiry of the Restricted Period.

(b)	The maximum number of Common Shares that may be reserved for issuance to any one Eligible Person pursuant to Options granted under the Plan is 5% of the number of Common Shares outstanding at the time of reservation.

(c)	Any Common Shares subject to an Option that expires or terminates without having been fully exercised may be made the subject of a further Option. Restricted Shares allocated to any Eligible Person who loses his right to Common Shares pursuant to section 6.2 may be re-allocated to other Eligible Persons. No fractional Common Shares may be issued under the Plan.

3.3   Eligibility

Options and Restricted Shares may be granted by the Board to any Eligible Person, subject to the limitations set forth in sections 3.2 and 3.4.

3.4   Limits with respect to Insiders

(a)	The maximum number of Common Shares that may be reserved for issuance to Insiders pursuant to Options granted under the Plan and any other Share Compensation Arrangement is 10% of the number of Common Shares outstanding.

(b)	The maximum number of Common Shares that may be issued to Insiders under the Plan and any other Share Compensation Arrangement within a one-year period is 10% of the number of Common Shares outstanding.

(c)	The maximum number of Common Shares that may be issued to any one Insider (and such Insider’s associates, as defined in the Securities Act (Ontario)), under the Plan and any other Share Compensation Arrangement within a one-year period is 5% of the number of Common Shares outstanding.

(d)	For the purposes of (a), (b) and (c) above, any entitlement to acquire Common Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the grantee becoming an Insider is to be excluded. For the purposes of (b) and (c) above, the number of Common Shares outstanding is to be determined on the basis of the number of Common Shares outstanding at the time of the reservation or issuance, as the case may be, excluding Common Shares issued under the Plan or under any other Share Compensation Arrangement over the preceding one-year period.

3.5   Non-Exclusivity

Nothing in this Plan will prevent the Board from adopting other or additional Share Compensation Arrangements, subject to obtaining any required regulatory or shareholder approvals.

3.6   Amendment of Plan, Options and Restricted Shares

(a)	The Board may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:

(i)	be made without obtaining any required regulatory or shareholder approvals (which approvals will always be required in the case of an amendment to increase the maximum number of Common Shares that may be reserved for issuance pursuant to Options granted under the Plan); or

(ii)	prejudice the rights of any Grantee under any Option or Restricted Share previously granted to the Grantee, without the consent or deemed consent of the Grantee.

(b)	The Board may amend the terms of any outstanding Option (including, without limitation, to cancel an Option or amend the date or dates on which an Option or a portion thereof vests and so becomes exercisable), or of any Restricted Share, provided that:

(i)	any required regulatory and shareholder approvals are obtained;

(ii)	the Board would have had the authority to initially grant the Option or the Restricted Share under terms as so amended; and

(iii)	the consent or deemed consent of the Grantee is obtained if the amendment would prejudice the rights of the Grantee under the Option or the Restricted Share.

3.7   Compliance with Laws and Stock Exchange Rules

The Plan, the grant and exercise of Options, the grant of Restricted Shares and the Corporation’s obligation to issue Common Shares under the Plan will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any stock exchange on which the Common Shares are listed for trading. No Option or Restricted Share will be granted and no Common Shares will be issued under the Plan where such grant or issue would require registration of the Plan, such Restricted Shares or such Common Shares under the securities laws of any foreign jurisdiction. Common Shares issued to Grantees hereunder may be subject to limitations on sale or resale under applicable securities laws.

ARTICLE 4 -
GRANT OF OPTIONS

4.1   Grants of Options

Options may be granted to Eligible Persons from time to time (prior to the Date of Termination in respect of a particular Eligible Person) in accordance with this Plan.

4.2   Option Agreement

(a)	Upon the grant of an Option, the Corporation will deliver to the Optionholder an Option Agreement dated the Grant Date, containing the terms of the Option and executed by the Corporation. Upon return to the Corporation of the Option Agreement, executed by the Optionholder, the Optionholder will be a participant in the Plan and have the right to purchase the Optioned Shares on the terms set out in the Option Agreement and in the Plan.

(b)	An Optionholder may elect at the time of grant to have all or a portion of the Option granted to the Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (if permitted by applicable securities laws). In that case, an Option Agreement will be entered into between the Corporation and the Family Trust, Personal Holding Corporation or Retirement Trust, which will be the Optionholder for the purposes of this Plan.

4.3   Exercise Price

The Exercise Price of Common Shares subject to an Option will be determined or ratified by the Board and will not be less than the market price of the Common Shares at the Grant Date, calculated as:

(a)	the closing price of a board lot of the Common Shares on The Toronto Stock Exchange on:

(i)	the last trading day preceding the Grant Date, if the Option is granted before the close of trading on the Grant Date; or

(ii)	the Grant Date, if the Option is granted after the close of trading on the Grant Date;

provided that if the Common Shares did not trade on that trading day, then the closing price on the last preceding trading day on which a board lot of the Common Shares traded will be used;

(b)	if the Options are to be granted on a pre-determined date in the future, the weighted average trading price, rounded up to the nearest cent, of the Common Shares on The Toronto Stock Exchange for the five trading days preceding the Grant Date; or

(c)	such other Exercise Price as may be permitted or required by The Toronto Stock Exchange.

4.4   Time of Exercise

(a)	An Option may be exercised by an Optionholder from time to time on and after such dates and in such numbers or percentages as the Board determines on the Grant Date.

(b)	Notwithstanding section 4.4(a):

(i)	the Board may determine on the Grant Date that a particular Option will be exercisable in whole or in part for reasons other than the passage of time (including the achievement by the Corporation or the Optionholder of specified performance or other criteria);

(ii)	the Board may determine after the Grant Date that a particular Option will be exercisable in whole or in part on earlier dates for any reason; and

(iii)	an Option will be exercisable on an earlier date pursuant to section 4.11, with respect to a Change of Control.

4.5   Expiry Date

The Expiry Date of an Option will be ten years after the Grant Date, subject to:

(a)	the right of the Board to determine at the time of grant that a particular Option will have a shorter term; and

(b)	the provisions of section 4.7 relating to early expiry.

4.6   Grants of SARs

(a)	SARs may be granted to Eligible Persons at the same time as the grant of an Option.

(b)	SARs, if granted, will have the following terms (or such other terms as are consistent with the related Options):

(i)	one SAR will be granted for every two Optioned Shares;

(ii)	the reference price for an SAR will be the same as the Exercise Price of the related Option;

(iii)	SARs may be exercised from time to time by an Optionholder on and after the date on which the related Options become fully exercisable, as to 100% of the SARs or any part thereof;

(iv)	exercise of SARs will result in a reduction in the number of Optioned Shares on the basis of one Optioned Share for each exercised SAR;

(v)	exercise of an Option will result in a reduction in the number of SARs on the basis of one SAR for each Optioned Share purchased in excess of 50% of the number of Optioned Shares; and

(vi)	the Expiry Date of an SAR will be ten years after the Grant Date.

(c)	An Optionholder who wishes to exercise an SAR may do so by delivering a completed Notice of Exercise to the Corporation on or before the Expiry Date of the SAR.

(d)	Not later than five business days after receipt by the Corporation pursuant to section 4.6(c) of the Notice of Exercise, the Corporation will pay to the Optionholder, for each exercised SAR, an amount equal to:

(i)	the closing price of a board lot of the Common Shares on The Toronto Stock Exchange on the last trading day preceding the day of receipt by the Corporation of the Notice of Exercise (provided that if the Common Shares did not trade on that day, then the closing price on the last preceding trading day on which a board lot of the Common Shares traded will be used); less

(ii)	the Exercise Price.

(e)	The provisions of this Plan with respect to Options apply to SARs, where appropriate and with the necessary changes.

4.7   Early Expiry

An Option will continue in effect until its Expiry Date or expire before its Expiry Date, as the case may be, in the following events and manner:

(a)	if an Optionholder resigns from his or her employment (other than in the circumstances described in (c)), or an Optionholder’s contract as a Consultant terminates at its normal termination date, then only the portion of the Option that is exercisable at the date of resignation or termination may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of (i) 60 days after the date of resignation or termination and (ii) the Expiry Date, after which period the Option will expire;

(b)	if an Optionholder’s employment is terminated by the Corporation or a Subsidiary without Cause, including a constructive dismissal, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date without Cause, then only the portion of the Option that is exercisable at the Date of Termination may be exercised by the Optionholder, any such exercise must be during the period ending on the earlier of (i) 60 days after the Date of Termination and (ii) the Expiry Date, after which period the Option will expire, and the provisions of section 4.11 will not apply during such period;

(c)	if an Optionholder’s employment is terminated by the Corporation or a Subsidiary for Cause, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date for Cause, including where an Optionholder resigns from his or her employment or terminates his or her contract as a Consultant after being requested to do so by the Corporation or Subsidiary as an alternative to being terminated for Cause, then the Option will expire on the Date of Termination;

(d)	if an Optionholder’s contract as a Consultant is frustrated before its normal termination date due to permanent disability, then only the portion of the Option that is exercisable at the date of frustration may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of (i) the date on which the contract, if not frustrated, would have terminated by its terms and (ii) the Expiry Date, after which period the Option will expire;

(e)	if an Optionholder’s employment ceases due to permanent disability, then the Option will continue to become exercisable pursuant to section 4.4 and will expire on the Expiry Date;

(f)	if an Optionholder retires upon attaining the mandatory or early retirement age established by the Corporation or a Subsidiary from time to time, then the Option will continue to become exercisable pursuant to section 4.4 and will expire on the Expiry Date; and

(g)	if an Optionholder dies, then only the portion of the Option that is exercisable at the date of death of the Optionholder may be exercised, any such exercise must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance and any such exercise must be during the period ending on the earlier of (i) six months after the death of the Optionholder and (ii) the Expiry Date, after which period the Option will expire;

subject to the right of the Board to:

(a)	on the Grant Date, set shorter or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder; and

(b)	after the Grant Date, set shorter (with the consent of the Optionholder) or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder or group of Optionholders.

4.8   Limited Assignment

(a)	An Option may not be assigned, except to:

(i)	an Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (or between such entities or from either of such entities to the Optionholder); or

(ii)	a legal representative of the Optionholder’s estate or a person who acquires the Optionholder’s rights under the Option by bequest or inheritance on death of the Optionholder.

(b)	If a Personal Holding Corporation to which an Option has been granted or assigned is no longer controlled by the related Eligible Person, or the shares of the Personal Holding Corporation are no longer beneficially owned by the Eligible Person and persons who were the spouse, minor children or minor grandchildren of the Eligible Person at the time of the grant or assignment, then the Option cannot be exercised until it is assigned by the Personal Holding Corporation to that Eligible Person or another assignee permitted by section 4.8(a).

4.9   No Rights as Shareholder or to Remain an Eligible Person; Status of Consultants

(a)	An Optionholder will only have rights as a shareholder of the Corporation with respect to those of the Optioned Shares that the Optionholder has acquired through exercise of an Option in accordance with its terms.

(b)	Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as an officer, employee or Consultant of the Corporation or any Subsidiary.

(c)	Nothing in this Plan or in any Option Agreement entered into with a Consultant will constitute the Consultant as an employee of the Corporation or any Subsidiary.

4.10   Adjustments

Adjustments will be made to (i) the Exercise Price of an Option, (ii) the number of Common Shares delivered to an Optionholder upon exercise of an Option and/or (iii) the maximum number of Common Shares that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan in the following events and manner, subject to any required regulatory approvals and the right of the Board to make such other or additional adjustments, or to make no adjustments at all, as the Board considers to be appropriate in the circumstances:

(a)	upon (i) a subdivision of the Common Shares into a greater number of Common Shares, (ii) a consolidation of the Common Shares into a lesser number of Common Shares or (iii) the issue of a stock dividend to holders of the Common Shares (excluding a stock dividend paid in lieu of a cash dividend in the ordinary course), the Exercise Price will be adjusted accordingly and the Corporation will deliver upon exercise of an Option, in addition to or in lieu of the number of Optioned Shares in respect of which the right to purchase is being exercised, such greater or lesser number of Common Shares as result from the subdivision, consolidation or stock dividend;

(b)	upon (i) a capital reorganization, reclassification or change of the Common Shares, (ii) a consolidation, amalgamation, arrangement or other form of business combination of the Corporation with another person or corporation or (iii) a sale, lease or exchange of all or substantially all of the property of the Corporation, the Exercise Price will be adjusted accordingly and the Corporation will deliver upon exercise of an Option, in lieu of the Optioned Shares in respect of which the right to purchase is being exercised, the kind and amount of shares or other securities or property as results from such event;

(c)	upon the distribution by the Corporation to holders of the Common Shares of (i) shares of any class (whether of the Corporation or another corporation) other than Common Shares, (ii) rights, options or warrants, (iii) evidences of indebtedness or (iv) cash (excluding a cash dividend paid in the ordinary course), securities or other property or assets, the Exercise Price will be adjusted accordingly but no adjustment will be made to the number of Optioned Shares to be delivered upon exercise of an Option;

(d)	upon the occurrence of an event described in (a) or (b) above, the maximum number of Common Shares that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan will be adjusted accordingly;

(e)	adjustments to the Exercise Price of an Option will be rounded up to the nearest one cent and adjustments to the number of Common Shares delivered to an Optionholder upon exercise of an Option and the maximum number of Common Shares that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan will be rounded down to the nearest whole Common Share; and

(f)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

4.11   Change of Control

(a)	On the occurrence of a Change of Control, an Optionholder may exercise the Option, notwithstanding section 4.4(a), as to any of the Optioned Shares in respect of which the Option has not been exercised.

(b)	If a “take-over bid” (within the meaning of applicable securities legislation) made by any person for the voting securities of the Corporation would, if successful, result in a Change of Control, then:

(i)	the Corporation will promptly notify the Optionholder of the take-over bid and the rights of the Optionholder under this section;

(ii)	the Optionholder may exercise the Option, notwithstanding section 4.4(a), as to any of the Optioned Shares in respect of which the Option has not been exercised, during the period ending on the earlier of the expiration of the take-over bid and the Expiry Date;

(iii)	exercise of the Option shall only be for the purpose of depositing the Optioned Shares pursuant to the take-over bid;

(iv)	the Optionholder may elect cashless exercise pursuant to section 5.3, which will apply with the necessary changes; and

(v)	if the Optioned Shares are not deposited by the Optionholder pursuant to the take-over bid or, if deposited, are subsequently withdrawn by the Optionholder or not all taken up and paid for by the offeror, then the Optionholder shall promptly return the Optioned Shares (or the portion that are not taken up and paid for) to the Corporation for cancellation, the Option respecting such Optioned Shares shall be deemed not to have been exercised, the Optioned Shares shall be deemed not to have been issued and the Corporation shall refund to the Optionholder the aggregate Exercise Price for the Optioned Shares (unless the Optionholder elected cashless exercise).

4.12   Former Canadian Pacific Limited Optionholders

Options under this Plan include options and accompanying share appreciation rights issued under the key employee stock option plan of Canadian Pacific Limited which were replaced with Options and accompanying SARs of the Corporation pursuant to the arrangement under section 192 of the Canada Business Corporations Act described in the management proxy circular of Canadian Pacific Limited dated August 3, 2001. Such Options and SARs are subject to the provisions of this Plan, with the necessary changes, provided that none of the provisions of this Plan will operate so as to adversely affect the rights of the Optionholder as set forth in the key employee stock option plan of Canadian Pacific Limited. If the Optionholder is not an officer or employee of or consultant to the Corporation, then the early expiry provisions of the replacement Options and SARs will become effective when the Optionholder’s employment or engagement with another former subsidiary of Canadian Pacific Limited terminates.

ARTICLE 5 -
EXERCISE OF OPTIONS

5.1   Manner of Exercise

An Optionholder who wishes to exercise an Option may do so by delivering the following to the Corporation on or before the Expiry Date of the Option:

(a)	a completed Notice of Exercise; and

(b)	subject to section 5.3, a cheque (which need not be a certified cheque) or bank draft payable to the Corporation for the aggregate Exercise Price of the Optioned Shares being acquired.

If the Optionholder is deceased or mentally disabled, the Option may be exercised by a legal representative of the Optionholder or the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance and who, in addition to delivering to the Corporation the Notice of Exercise and (if applicable) cheque or bank draft described above, must also deliver to the Corporation evidence of their status.

5.2   Delivery of Share Certificate

Not later than five business days after receipt by the Corporation pursuant to section 5.1 of the Notice of Exercise and payment in full for the Optioned Shares being acquired, the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the Optionholder or an intermediary on behalf of the Optionholder (or, if deceased, his or her legal representative or beneficiary) for the number of Optioned Shares purchased by the Optionholder (or his or her legal representative or beneficiary), which will be issued as fully paid and non-assessable Common Shares.

5.3   Cashless Exercise

An Optionholder may elect “cashless” exercise in a Notice of Exercise if the Common Shares issuable on exercise of an Option are to be immediately sold. In such case, the Optionholder will not be required to deliver to the Corporation the cheque or bank draft referred to in section 5.1. Instead, the following procedure will be followed, as detailed in a Cashless Exercise Instruction Form to be provided by the Corporation and completed by the Optionholder:

(a)	the Optionholder will instruct a broker selected by the Optionholder to sell through The Toronto Stock Exchange the Common Shares issuable on exercise of an Option, as soon as possible and at the then applicable bid price for the Common Shares of the Corporation;

(b)	on the settlement date for the trade, the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Common Shares issued on exercise of the Option, against payment by the broker to the Corporation of the Exercise Price for such Common Shares; and

(c)	the broker will deliver to the Optionholder the remaining proceeds of sale, net of brokerage commission.

5.4   Withholding

If the Corporation determines that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of any Option, the exercise of the Option is not effective unless such taxes have been paid or withholdings made to the satisfaction of the Corporation. The Corporation may require an Optionholder to pay to the Corporation, in addition to the Exercise Price for the Optioned Shares, any amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date on which any amount with respect to the Option exercised is required to be included in the gross income of the Optionholder for tax purposes.

ARTICLE 6 -
RESTRICTED SHARES

6.1   Allocation of Restricted Shares

Restricted Shares may be allocated to Eligible Persons from time to time (prior to the Date of Termination in respect of a particular Eligible Person) and subject to the early termination provisions contained in section 6.2 below, Restricted Shares allocated to an Eligible Person shall be issued to such Eligible Person as Common Shares within five business days of the end of the Restricted Period, which may not be more than ten years after the Grant Date;

6.2   Early Expiry

The vesting of rights to acquire allocated Restricted Shares will continue in effect until the earlier of (i) the issuance of Common Shares to the Eligible Person at the end of the established Restricted Period or (ii) the early expiry of the Restricted Period, as the case may be, in the following events and manner:

(a)	if a Grantee resigns from his or her employment or a Grantee’s contract as a Consultant terminates prior to its normal termination date, then the Grantee forfeits his right to be issued Common Shares at the end of the Restricted Period;

(b)	if a Grantee’s employment is terminated by the Corporation or a Subsidiary, whether with or without Cause, and including a constructive dismissal, or a Grantee’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date, then the Grantee forfeits his right to be issued Common Shares at the end of the Restricted Period;

(c)	if a Grantee’s employment ceases due to permanent disability, then his vesting of rights to Restricted Shares will continue without modification;

(d)	if a Grantee retires upon attaining the mandatory or early retirement age established by the Corporation or a Subsidiary from time to time, then his of rights to Restricted Shares will continue in effect without modification;

(e)	if a Grantee dies, all rights to acquire Restricted Shares shall terminate and be of no further force or effect;

Subject to the right of the Board to:

(f)	on the Grant Date set shorter or longer periods (not later than the Restricted Period) with respect to a particular Grantee; and

(g)	after the Grant Date, set shorter (with the consent of the Grantee) or longer periods (not longer than the Restricted Period) with respect to a particular Grantee or group of Grantees.

6.3   Assignment and Transfer

Restricted Shares may not be assigned or transferred until the expiry of the Restricted Period, except to such persons as are contemplated with respect to Options in section 4.8 hereof.

6.4   No rights as Shareholder or to remain an Eligible Person

(a)	No rights as a shareholder of the Corporation shall accrue to any Grantee as a result of his allocation of Restricted Shares until the end of the Restricted Period.

(b)	The grant of Restricted Shares to a Grantee does not confer on such Grantee any right to remain as an officer, employee or Consultant of the Corporation or any Subsidiary and the grant of such Restricted Shares does not constitute a Consultant as an employee of the Corporation or any Subsidiary.

6.5   Adjustments

The provisions of section 4.10 hereof with respect to adjustments to the Exercise Price of an Option, the number of Common Shares delivered to Grantees upon exercise of an Option and the maximum number of Common Shares reserved for issuance under this Plan pursuant to adjustments in the Corporation’s share capital shall apply, mutatis mutandis, to the number of Restricted Shares which may be issued under this Plan.

6.6   Change of Control

(a)	On the occurrence of a Change of Control, a Grantee may acquire any Restricted Shares to which the Grantee was allocated notwithstanding section 6.4(a).

(b)	If a “take-over bid” (within the meaning of applicable securities legislation) made by any person for the voting securities of the Corporation would, if successful, result in a Change of Control, then:

(i)	the Corporation will promptly notify the Grantee of the take-over bid and the rights of the Grantee under this section;

(ii)	the Grantee may acquire any Restricted Shares to which the Grantee was allocated, notwithstanding section 6.4(a) during the period ending on the earlier of the expiration of the take-over bid and the Restricted Period;

(iii)	acquisition of any Restricted Shares shall only be for the purpose of depositing the Restricted Shares pursuant to the take-over bid; and

(iv)	if the Restricted Shares are not deposited by the Grantee pursuant to the take-over bid or, if deposited, are subsequently withdrawn by the Grantee or not all taken up and paid for by the offeror, then the Grantee shall promptly return the Restricted Shares (or the portion that are not taken up and paid for) to the Corporation for cancellation, the allocation respecting such Restricted Shares shall be deemed not to have been vested, and the Restricted Shares shall be deemed not to have been issued.

6.7   General

The provisions of this Plan with respect to Options shall apply to Restricted Shares, where appropriate and with the necessary changes.

SCHEDULE A — FORM OF OPTION/Restricted Share AGREEMENT
CP Ships Limited

EMPLOYEE STOCK OPTION PLAN

OPTION/RESTRICTED SHARE AGREEMENT

     This Agreement is entered into between CP Ships Limited (the “Corporation”) and the Grantee named below pursuant to the CP Ships Limited Employee Stock Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on •, 200• (the “Grant Date”);

2.	• (the “Grantee”);

(i)	was granted an option (the “Option”) to purchase • Common Shares (the “Optioned Shares”) of the Corporation, exercisable from time to time as to:

(a)	•% on and after the • anniversary of the Grant Date;

(b)	•% on and after the • anniversary of the Grant Date; and

(c)	the remaining •% on and after the • anniversary of the Grant Date;

(ii)	at a price (the “Exercise Price”) of Cdn. $• per Common Share; and

(iii)	for a term expiring at 5:00 p.m., London time, on •, 201• (the “Expiry Date”);

     on the terms and subject to the conditions set out in the Plan.

3.	The Grantee was allocated • Restricted Shares of the Corporation to be issued in the following numbers on the dates set out below:

Number of Restricted Shares	Date of Issue

•	•
•	•

     [The Optionholder was also granted on the Grant Date • share appreciation rights (the “SARs”) of the Corporation, exercisable from time to time on and after the third anniversary of the Grant Date as to 100% of the SARs or any part thereof, on the terms and subject to the conditions set out in the Plan.]

     By signing this agreement, the Grantee acknowledges that he or she has read and understands the terms of the Plan and accepts the securities referred to above in accordance with the terms of the Plan.

     IN WITNESS WHEREOF the Corporation and the Grantee have executed this Agreement as of •, 200•.

CP Ships Limited

By:

By:

Name of Grantee

Signature of Grantee

SCHEDULE B — FORM OF NOTICE OF EXERCISE
CP Ships Limited

EMPLOYEE STOCK OPTION PLAN

NOTICE OF EXERCISE

TO:	CP Ships Limited 62-65 Trafalger Square London, England WC2N 5DY Attention: •

     Reference is made to the Option Agreement made as of •, 200•, between CP Ships Limited (the “Corporation”) and the Optionholder named below. The Optionholder hereby exercises the Option to purchase Common Shares of the Corporation as follows:

Number of Optioned Shares (or SARs) for which Option being exercised:

Exercise Price per Common Share:	$

Total Exercise Price:	$

Check here for exercise of the Option if a cheque (which need not be a certified cheque) or bank draft is tendered with this Notice of Exercise:

Check here for cashless exercise of the Option (in which case the shares will be sold and no cheque or bank draft needs to be tendered with this Notice of Exercise):1

Check here for exercise of SARs:

Name of Optionholder as it is to appear on share certificate (except for cashless exercise or exercise of SARs):

Address of Optionholder as it is to appear on the register of Common Shares of the Corporation and to which a certificate representing the Common Shares being purchased is to be delivered or, in the case of cashless exercise or exercise of SARs, to which a cheque is to be delivered:

Dated • , 200 • .	Name of Optionholder Signature of Optionholder

[1]	An optionholder electing cashless exercise will be required to submit a completed Cashless Exercise Instruction Form at the same time as this Notice of Exercise. The Form may be obtained from the Corporation’s human resources department.